Exhibit 99.1

NASDAQ: FIZZ
For Immediate Release
Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP. REPORTS

SECOND QUARTER

“ON-TRACK”

FORT LAUDERDALE, FL, December 5, 2013 . . . National Beverage Corp. (NASDAQ:FIZZ) today reported results for the second quarter of Fiscal 2014.

For the second quarter ended October 26, 2013 vs. October 27, 2012:

●	Sales increased to $168 million

●	Net income increased to $12.5 million

●	Earnings per share increased to $.27

For the twelve months ended October 26, 2013:

●	EBITDA* was $79 million

“The two most unique traits of this company are: Innovation/Creative at its “Mast’ and Resiliency in its “Keel’! The Perfect Storm that occurred in our first quarter, composed of consumer rebellion, Big Cola’s erratic pricing and weather, created circumstances that nearly exhausted Team National’s resilience! This company thrives when challenged and this second quarter reflects those efforts,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

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National Beverage Corp.

“The soft drink industry is awash in “Wanna Be” replacements for a shrinking sugary carbonated soft drink marketplace. The Giants in the carbonated business mix and match their “flat’ water products in an attempt to recapture the loss of their cola sales. Kinda like compromising Americans by changing the words, tempo and colors of the song – “America’! Consumers are brand loyal and very smart. They want the efficacy of time-tested brands like Shasta or LaCroix sparkling water. Just adding a tad of flavor, “gassing-it-up’ and calling it sparkling water begs the same wrath as changing the words of “America’. . . bah humbug!” chided Caporella.

“Saying we are “thrilled’ for our shareholders; reading text messages and emails full of delight in appreciation of their company’s performance throughout calendar year 2013 . . . is indeed heartfelt! Yes it is . . . To conserve space in this release, I will write a shareholder letter over the next ten days going into detail relative to the Power + Brand segment that continues to provide results as witnessed within this release. Further contained in this letter, we will “outlook’ assets that heretofore were thought only revenue and profit generators! Today, some investors are weighing their potential value when placed in a larger, more mature, distribution system,” Caporella stated.

“Hope the sparkling joy of our refreshments, the contentment of our loyal shareholders and the goodwill of our devout Team National stirs up within you – the Tingling Warm Spirit of a Yuletide Blessing!” Caporella concluded with a smile.

National Beverage’s iconic brands are the genuine essence . . . of America.

 “Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

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National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

October 26, 2013 and October 27, 2012

(in thousands, except per share amounts)

	Three Months Ended		Period Ended October 26, 2013
	October 26, 2013	October 27, 2012	Six Months	Twelve Months

Net Sales	$167,666	$166,568	$340,019	$652,609

Net Income	$12,497	$12,017	$24,567	$45,078

EBITDA*				$79,281

Net Income Per Share
Basic	$.27	$.26	$.52	$.96
Diluted	$.27	$.26	$.52	$.96

Average Common Shares
Outstanding
Basic	46,330	46,300	46,330	46,328
Diluted	46,510	46,485	46,514	46,500

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

*Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). Management believes, however, that certain non-GAAP financial measures may provide users of this financial information with additional insights into the operating performance of the business and to also serve as widely accepted measures for comparing operating performance with other companies. The reconciliation of Net Income (GAAP) to EBITDA (Non-GAAP) for the Trailing 12 Months Ended October 26, 2013 (in thousands) is as follows: Net Income (GAAP) of $45,078 plus Depreciation and Amortization of $11,074 plus Net Interest Expense of $683 plus Provision for Income Taxes of $22,446 equals EBITDA (Non-GAAP) of $79,281.